March 15, 2017

Ernst & Young LLP
155 North Wacker Drive
Chicago, IL 60606-1787
Tel: +1 312 879 2000
Fax: +1 312 879 4000
ey.com





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read Item 4.01 of Form 8-K, dated March 15, 2017 of the
Managed Duration Investment Grade Municipal Fund and are in agreement with the statements contained in the second paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours very truly,

/s/Ernst & Young LLP



A member firm of Ernst & Young Global Limited